Exhibit 10.1

FIRST AMENDMENT

TO THE

PAYCOM SOFTWARE, INC.

2014 LONG-TERM INCENTIVE PLAN

This FIRST AMENDMENT TO THE PAYCOM SOFTWARE, INC. 2014 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of March 28, 2017, is made and entered into by Paycom Software, Inc., a Delaware corporation (the “Company”), subject to approval by the Company’s stockholders. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time;

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Common Stock that may be delivered pursuant to Awards under the Plan by an additional two million (2,000,000) shares, for an aggregate maximum total of thirteen million three hundred fifty thousand eight hundred eighty-one (13,350,881) shares available under the Plan; and

WHEREAS, as of the date hereof, the Board resolved that the Plan be amended to increase the number of shares that may be delivered pursuant to Awards under the Plan by an additional two million (2,000,000) shares.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan, effective as of the date hereof, as follows:

1. Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is thirteen million three hundred fifty thousand eight hundred eighty-one (13,350,881) shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Subject to adjustment pursuant to Articles 11 and 12, the maximum number of shares of Common Stock with respect to which Stock Options or SARs may be granted to an Executive Officer during any calendar year is five million three hundred twenty-three thousand nine hundred and seven (5,323,907) shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

2. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

PAYCOM SOFTWARE, INC.

By:	/s/ Chad Richison
Name:	Chad Richison
Title:	Chief Executive Officer